UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2018

Aradigm Corporation

(Exact name of registrant as specified in its charter)

California	001-36480	94-3133088
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3929 Point Eden Way, Hayward, California	94545
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 265-9000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Approval of Cash Preservation Actions

Effective February 9, 2018, the Board of Directors (the “Board”) of Aradigm Corporation (the “Company”) approved temporary measures intended to preserve the Company’s cash resources until additional sources of capital can be identified (the “Cash Preservation Measures”). The Cash Preservation Measures include, among other things:

•	the termination of the Amended and Restated Aradigm Corporation Executive Officer Severance Benefit Plan;

•	the reduction of the annual base salary of certain executive officers to 50% of their then current annual base salaries, including, but not limited to, the following:

Named Executive Officer (1)	Temporary Reduced Base Salary
Igor Gonda, Ph.D., President and Chief Executive Officer	$224,900
Juergen Froehlich, M.D., Chief Medical Officer	$219,596
Nancy Pecota, Vice President, Finance, Chief Financial Officer and Corporate Secretary	$185,848

(1)	These individuals were listed as named executive officers in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 19, 2017.

•	the reduction of cash compensation paid to members of the Board for service on the Board or committees of the Board to 50% of the then current cash compensation.

Resignation of Igor Gonda, President and Chief Executive Officer; Juergen Froehlich, Chief Medical Officer; and Nancy Pecota, Vice President, Finance, Chief Financial Officer and Corporate Secretary

Effective February 11, 2018, each of Igor Gonda, President and Chief Executive Officer; Juergen Froehlich, Chief Medical Officer; and Nancy Pecota, Vice President, Finance, Chief Financial Officer and Corporate Secretary resigned all offices and positions held by him or her with the Company.

According to Dr. Gonda’s employment agreement with the Company, dated July 14, 2006, Dr. Gonda agreed to promptly tender his resignation from the Board of the Company if his employment with the Company terminated and if requested to do so by a majority of the Board in writing. Accordingly, all members of the Board (other than Dr. Gonda) have requested that Dr. Gonda promptly tender his resignation from the Board of the Company.

Appointment of Dr. John Siebert as Executive Chairman and Interim Principal Executive Officer

Effective February 11, 2018, the Board appointed Dr. John Siebert, Chairman of the Board of the Company, as Executive Chairman and Interim Principal Executive Officer of the Company. Dr. Siebert, age 77, has served as a director of the Company since November 2006 and as Acting Chairman since June 2017.

Dr. Siebert is Founder and Chief Executive Officer of Compan Pharmaceuticals, Inc., a companion animal pharmaceutical company. From May 2014 to November 2015, Dr. Siebert was Chief Executive Officer of Chase Pharmaceuticals, a company conducting clinical trials in Alzheimer’s disease. From 2010 to 2014, he was a Partner and Chief Operating Officer of New Rhein Healthcare Investors, LLC, a private equity group. From May 2003 to October 2008, Dr. Siebert was the Chairman and Chief Executive Officer of CyDex, Inc., a privately held specialty pharmaceutical company. From September 1995 to April 2003, he was President and Chief Executive Officer of CIMA Labs Inc., a publicly traded drug delivery company, and from July 1995 to September 1995 he was President and Chief Operating Officer of CIMA Labs Inc. From 1992 to 1995, Dr. Siebert was Vice President, Technical Affairs at Dey Laboratories, Inc., a privately held pharmaceutical company. From 1988 to 1992, he headed R&D and Quality Control at a division of Bayer Corporation. Prior to that, Dr. Siebert was employed by E.R. Squibb & Sons, Inc., G.D. Searle & Co., Gillette and The Procter & Gamble Company. Dr. Siebert holds a B.S. in Chemistry from Illinois Benedictine University, an M.S. in Organic Chemistry from Wichita State University and a Ph.D. in Organic Chemistry from the University of Missouri. Dr. Siebert also serves on the board of directors of Supernus Pharmaceuticals, Inc., which he joined in January 2011. On the Supernus Pharmaceuticals, Inc. board of directors, Dr. Siebert is a member of the Audit Committee and the Compensation Committee.

Dr. Siebert’s annual base salary as Executive Chairman and Interim Principal Executive Officer will be $224,900. The Board intends to review and approve any additional compensation arrangements for Dr. Siebert in an upcoming meeting of the Board.

There were no arrangements or understandings between Dr. Siebert and any other persons pursuant to which he was selected as an officer. There are no family relationships between Dr. Siebert and any director or executive officer of the Company, and Dr. Siebert has no direct or indirect material interest in any transaction required to be disclosed under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARADIGM CORPORATION

Date: February 14, 2018	By:	/s/ John Siebert
		Name:	John Siebert
		Title:	Executive Chairman and Interim Principal Executive Officer